EXHIBIT 3.1
SECOND AMENDMENT
TO THE BY-LAWS
OF
INVESTAR HOLDING CORPORATION

Investar Holding Corporation, a Louisiana corporation (the “Corporation”), through its undersigned secretary, does certify that:

I.
Amendment to the By-laws. The following amendment to the By-laws of the Corporation has been duly adopted by the Board of Directors of the Corporation, as authorized by Article VIII of the Corporation’s Restated Articles of Incorporation:

A.	Section 1.01 of the By-laws of the Corporation is hereby deleted in its entirety, and the following is hereby substituted in lieu thereof:
Section 1.01 Annual Meetings. The annual meeting of the shareholders of Investar Holding Corporation (the “Corporation”) for the election of Directors and the transaction of whatever other business may properly come before the meeting shall be held on the fourth Wednesday of May of each year or such other date selected by the Board of Directors. The Board of Directors shall select the time and place for the annual meeting. Notice of such meeting shall be mailed, postage prepaid, at least ten (10) days and not more than sixty (60) days prior to the date of the annual meeting, addressed to each shareholder of record entitled to vote at such meeting at such shareholder’s last known address.

II.	Ratification of the By-laws. The By-laws of the Corporation are hereby ratified and confirmed in all respects, as amended herein.

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I, Randolf F. Kassmeier, certify that I am the duly elected and authorized corporate Secretary of Investar Holding Corporation, currently serving in such capacity, and as such, am the official custodian of its records; and that the foregoing amendment to the By-laws of the Corporation was duly adopted by the Board of Directors of the Corporation at a meeting duly called and convened on September 20, 2017.
/s/Randolf F. Kassmeier
Randolf F. Kassmeier, Secretary